Independent Auditors’ Consent

The Board of Directors
Pillowtex Corporation:

We consent to the incorporation by reference in Registration Statement (no. 333-91482) on Form S-8 of Pillowtex Corporation of our report dated March 28, 2003, with respect to the consolidated balance sheets of Pillowtex Corporation and subsidiaries as of December 28, 2002 and December 29, 2001, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the seven-month period ended December 28, 2002, the five-month period ended June 1, 2002, and each of the two years in the period ended December 29, 2001, and the related financial statement schedule, which report appears in the December 28, 2002 annual report on Form 10-K of Pillowtex Corporation.

Our report contains an explanatory paragraph, which refers to a change in the Company’s method of accounting for goodwill and other intangible assets.

Our report also contains an explanatory paragraph that states that the Company and substantially all of its subsidiaries (collectively, the Debtors) filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (Chapter 11). The Debtors operated their business under the jurisdiction of Chapter 11 and the United States Bankruptcy Court in Delaware (the Bankruptcy Court) from November 14, 2000 until May 24, 2002. On May 24, 2002, the Bankruptcy Court approved the Debtors' plan of reorganization and the Debtors emerged from their Chapter 11 proceedings. Pillowtex Corporation and subsidiaries, the successor companies, have incurred significant operating losses and negative operating cash flows since their emergence from their Chapter 11 proceedings on May 24, 2002, and when considered with other matters discussed in Note 1 to the consolidated financial statements raise substantial doubt about their ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Charlotte, North Carolina
March 28, 2003